EXHIBIT 99.2

O'Reilly Automotive, Inc. Announces Exchange Period for Exchangeable Notes

SPRINGFIELD, Mo., Oct. 1, 2010 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. ("O'Reilly" or "the Company") (Nasdaq:ORLY) announced today that the 6 3/4% Exchangeable Senior Notes due 2025 (the "notes"), which were originally issued by CSK Auto Corporation ("CSK"), are now exchangeable at the option of the holders and will remain exchangeable through December 31, 2010, the last trading day of the current fiscal quarter, as provided for in the Indenture governing the notes. In connection with its acquisition of CSK, O'Reilly agreed to guarantee the notes, on a subordinated basis, and to issue shares of O'Reilly common stock, if any, upon any exchange of the principal amount of the notes.

The notes became exchangeable as the Company's common stock closed at or above 130% of the Exchange Price (as defined in the Indenture governing the notes) for 20 trading days within the 30 consecutive trading day period ending on September 30, 2010. As a result, during the exchange period commencing October 1, 2010, and continuing through and including December 31, 2010, for each $1,000 principal amount of the notes held, holders of the notes may, if they elect, surrender their notes for exchange. The Company expects to settle each note surrendered for exchange with cash in an amount equal to $1,000 in cash and shares of O'Reilly common stock in excess thereof, subject to the terms of the Indenture. During the third quarter ended September 30, 2010, certain holders of the notes delivered notice to the Exchange Agent to exercise their right to exchange $11 million of the principal amount of the notes. The remaining $89 million of the principal amount of the notes is outstanding.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O'Reilly family, the Company operated 3,492 stores in 38 states as of June 30, 2010.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation ("CSK"), weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

CONTACT:  O'Reilly Automotive, Inc.
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